Exhibit 11


INDEPENDENT AUDITORS' CONSENT

We consent in this Post-Effective Amendment No. 80 to Registration Statement No. 33-8214 of Standish, Ayer & Wood Investment Trust (including Standish Fixed Income Fund, Standish Fixed Income Fund II, Standish Securitized Fund, Standish Short-Term Asset Reserve Fund, Standish Controlled Maturity Fund, Standish Small Capitalization Equity Fund, Standish Small Capitalization Equity Fund II, Standish International Fixed Income Fund, Standish Global Fixed Income Fund,
Standish International Equity Fund and Standish Equity Fund) to the references to us under the heading "Experts and Financial Statements" appearing in the Statements of Additional Information, which are a part of such Registration Statement.


/S/ Deloitte & Touche LLP


Boston, Massachusetts
February 26, 1997